KEYSTONE INTERNATIONAL FUND INC.


     Revised Article III, second paragraph to Section 1 of the By-Laws as adopted by the Board of Directors on June 19, 1996:


     "A Director holding office shall automatically retire on December 31 of the year in which he or she reaches the age of seventy-five."




Dated: September 13, 1996